Exhibit 99.1

National Vision Holdings, Inc. Reports Fourth Quarter and Fiscal 2024 Financial Results
Strong Fourth Quarter Results Reflect Successful Execution on Store-Level Transformation Initiatives
Introduced Targeted Initiatives to Broaden Appeal and Expand Customer Base
Actions Taken to Reduce Costs and Strengthen Profitability

Fourth quarter 2024 highlights:
•Net revenue from continuing operations of $437.3 million, an increase of 3.9% as compared to Q4 2023
•Comparable store sales growth of 2.6% and Adjusted Comparable Store Sales Growth of 1.5% as compared to Q4 2023
•Net loss from continuing operations of $(29.4) million, Diluted EPS from continuing operations of $(0.37)
•Adjusted Operating Income from continuing operations increased to $3.2 million from $(2.7) million in Q4 2023
•Adjusted Diluted EPS from continuing operations of $(0.04) compared with $(0.04) in Q4 2023

Fiscal 2024 highlights:
•Net revenue from continuing operations of $1,823.3 million, an increase of 3.8% as compared to fiscal year 2023
•Comparable store sales growth of 1.9% and Adjusted Comparable Store Sales Growth of 1.3% as compared to fiscal year 2023
•Net loss from continuing operations of $(27.2) million and Diluted EPS from continuing operations of $(0.35)
•Adjusted Operating Income from continuing operations of $65.5 million compared with $53.9 million in fiscal year 2023
•Adjusted Diluted EPS from continuing operations increased to $0.52 compared with $0.47 in fiscal year 2023
Duluth, Ga. -- February 26, 2025 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the fourth quarter and fiscal year ended December 28, 2024, and is providing its outlook for fiscal 2025.
“Fiscal 2024 was an important year for National Vision as we took decisive steps to strengthen our foundation and accelerate our transformation,” said Reade Fahs, National Vision's CEO. “We began implementing meaningful change throughout the organization including optimizing our store fleet and bringing in exceptional talent across key roles who have helped to accelerate our efforts. This was evident in the fourth quarter, as we delivered our eighth consecutive quarter of positive comparable store sales growth driven by new selling methods, targeted pricing actions and continued to see acceleration in managed vision care sales. I'm particularly proud of how our teams have embraced new ideas and ways of working, which has been and will be essential to our continued progress. The strong results we delivered in the fourth quarter reflect the early benefits of these efforts and reinforce our confidence that we're on the right track to create sustained value for our shareholders."

Alex Wilkes, National Vision’s President added, “As we embark on this next phase of our transformation, we are taking specific actions to create an improved store experience and to build our brand around an expanded view of our customer base. The America’s Best brand has diverse appeal, lending support to our go forward strategy of targeting value-seeking consumers across income demographics. Our priorities are focused on driving comparable store sales with an intense focus on disciplined expense management as demonstrated by our decision to eliminate just over 10% of our existing corporate support positions, aligning talent with our strategic priorities, and meaningfully reducing SG&A spend to set the stage to deliver improved profitability.”

This release includes certain Non-GAAP Financial Measures that are not recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP to GAAP Financial Measures” below for more information.

During fiscal 2024, the Company ceased its Walmart and AC Lens operations and, accordingly, the consolidated financial statements reflect the results of our former Legacy segment and the substantial majority of AC Lens operations as discontinued

operations for all periods presented. Unless otherwise noted, amounts and disclosures below relate to the Company’s continuing operations.

Fourth Quarter 2024 Summary compared to Fourth Quarter 2023
•Net revenue increased 3.9% to $437.3 million compared to the fourth quarter of 2023 and was primarily driven by growth from new store sales and Adjusted Comparable Store Sales Growth and the effect of unearned revenue, partially offset by the effect of converted and closed stores and lower revenue from our dedicated e-commerce consumer website, DiscountContacts.com. Net revenue includes a positive 0.8% impact from the timing of unearned revenue in the current-year period compared with the prior-year period.
•Comparable store sales growth was 2.6% and Adjusted Comparable Store Sales Growth was 1.5%, reflecting a higher average ticket, partially offset by a decrease in customer transactions primarily attributed to the timing shift of the Christmas holiday period relative to the prior year period.
•The Company opened 20 new stores, closed seven America’s Best and four Eyeglass World stores, converted four Eyeglass World stores to America's best stores, and ended the quarter with 1,240 stores. Overall, store count grew 4.4% from December 30, 2023 to December 28, 2024. Store closures and conversions during the period resulted from the completion of the Company's previously announced store fleet review.
•Costs applicable to revenue increased 0.3% to $185.0 million compared to the fourth quarter of 2023. As a percentage of net revenue, costs applicable to revenue decreased 150 basis points to 42.3% compared with the fourth quarter of 2023 and were primarily driven by a decrease in optometrist-related costs, higher eyeglass margin and higher eyeglass mix, partially offset by other mix and margin effects.
•Selling, general and administrative expenses (SG&A) increased 3.3% to $233.1 million compared with the fourth quarter of 2023. Adjusted SG&A increased 4.8% to $226.6 million compared with the fourth quarter of 2023. As a percentage of net revenue, SG&A decreased 30 basis points to 53.3%, compared to the fourth quarter of 2023, primarily driven by year-over-year reductions in employee compensation benefits associated with the corporate cost savings initiative that occurred in 2023, and lower advertising expense. These lower costs were partially offset by higher occupancy and payroll expenses and higher amortization of cloud-based software investments. As a percentage of net revenue, Adjusted SG&A increased 40 basis points to 51.8% compared with the fourth quarter of 2023, driven by higher legal and professional fees related to the Company's investment in its transformation initiatives and cost saving opportunities, higher payroll, and higher amortization of cloud-based software investments, partially offset by lower advertising expense and other operating expenses.
•Depreciation and amortization expense of $22.7 million decreased 2.6% from the prior-year period, primarily driven by lower investments in labs and distribution center, partially offset by investments in new store openings and remote medicine technology.
•Loss from continuing operations, net of tax, increased to $(29.4) million from $(14.7) million in the fourth quarter of 2023. Income (loss) from continuing operations, net of tax, margin was (6.7)% compared to (3.5)% in the fourth quarter of 2023.
•Diluted loss per share (EPS) from continuing operations increased to $(0.37), compared to $(0.19) in the fourth quarter of 2023, primarily related to a non-cash goodwill impairment charge. Adjusted Diluted EPS was $(0.04) compared with $(0.04) in the fourth quarter of 2023. The net change in margin on unearned revenue benefited both Diluted EPS and Adjusted Diluted EPS by $0.02.
•Adjusted Operating Income (loss) increased 217.8% to $3.2 million compared with the fourth quarter of 2023. Adjusted Operating Margin was 0.7% for the fourth quarter of 2024 compared to (0.7)% for the fourth quarter of 2023. The net change in margin on unearned revenue benefited income (loss) from continuing operations, net of tax, by $1.9 million and Adjusted Operating Income by $2.5 million.

Fiscal 2024 Summary compared to Fiscal 2023
•Net revenue increased 3.8% to $1,823.3 million compared to the prior-year period and was primarily driven by growth from new store sales, Adjusted Comparable Store Sales Growth and the effect of unearned revenue, partially offset by the effect of converted and closed stores and lower revenue from our dedicated e-commerce consumer website, DiscountContacts.com. Net revenue includes a positive 0.5% impact from the timing of unearned revenue in the current-year period compared with the prior-year period.
•Comparable store sales growth was 1.9% and Adjusted Comparable Store Sales Growth was 1.3%, primarily due to higher average ticket.
•The Company opened 69 new stores, converted 24 Eyeglass World stores to America’s Best stores, closed 11 America’s Best stores, five Eyeglass World stores, and one Military store as a result of the host partner’s decision to cease its overall operations , ending the period with 1,240 stores. Overall, store count grew 4.4% from December 30, 2023 to December 28, 2024. Store closures and conversions during the period primarily resulted from the completion of the Company's previously announced store fleet review.

•Costs applicable to revenue increased 4.0% to $764.1 million compared to the prior-year period. As a percentage of net revenue, compared with the prior-year period, costs applicable to revenue increased 10 basis points to 41.9%, mainly due to lower eyeglass mix, higher optometrist-related costs, and other mix and margin effects. As a percentage of revenue, these increased costs were partially offset by higher exam revenue.
•SG&A increased 3.7% to $938.5 million compared with the same period in 2023. Adjusted SG&A increased 2.8% to $903.9 million compared with the same period in 2023. As a percentage of net revenue, SG&A remained at 51.5%, compared to the same period of 2023, and was impacted by a decrease in performance-based incentive compensation, offset by increases in occupancy, legal and professional related to the Company's investment in process and technology enhancement initiatives, and litigation settlement expenses. As a percentage of net revenue, Adjusted SG&A decreased 50 basis points to 49.6% driven by a decrease in performance-based incentive compensation expenses, partially offset by higher occupancy expense.
•Depreciation and amortization expense of $91.3 million increased 1.6% from the prior-year period, primarily driven by new store openings and investments in remote medicine technology, partially offset by lower depreciation of labs and distribution center.
•Income (loss) from continuing operations, net of tax, decreased to $(27.2) million compared to $3.5 million in the same period in 2023. Income (loss) from continuing operations, net of tax, margin decreased to (1.5)% compared to 0.2% in the same period in 2023.
•Diluted EPS from continuing operations was $(0.35) compared to $0.05 in the same period in 2023, primarily related to a non-cash goodwill impairment charge. Adjusted Diluted EPS increased to $0.52 from $0.47 in the same period in 2023. The net change in margin on unearned revenue benefited both Diluted EPS and Adjusted Diluted EPS by $0.06.
•Adjusted Operating Income increased 21.5% to $65.5 million compared with the same period of 2023. Adjusted Operating Margin was 3.6% compared with 3.1% for the same period in 2023. The net change in margin on unearned revenue benefited income (loss) from continuing operations, net of tax, by $4.4 million and Adjusted Operating Income by $6.0 million.

Balance Sheet and Cash Flow Highlights
•National Vision’s cash balance was $73.9 million as of December 28, 2024. The Company had no borrowings under its $300.0 million first lien revolving credit facility (“Revolving Loans”), exclusive of letters of credit of $6.4 million.
•Total debt was $350.0 million as of December 28, 2024, consisting of outstanding first lien term loans, the 2.50% convertible senior notes due on May 15, (the “2025 Notes”) and finance lease obligations, net of unamortized discounts.
•Cash flows from operating activities for fiscal year 2024 were $133.6 million compared to $173.0 million for fiscal year 2023.
•Capital expenditures for fiscal year 2024 totaled $95.5 million compared to $114.8 million for fiscal year 2023.

Fiscal 2025 Outlook
We are operating in a macro-economic environment that may impact consumer demand. The Company’s fiscal 2025 outlook reflects what the company is aware of today with respect to current expected or estimated impacts related to macro-economic factors, including inflation, geopolitical instability and risks of recession, as well as constraints on exam capacity; however, the ultimate impact of these factors on the Company’s financial outlook remains uncertain and is subject to dynamic market conditions, unexpected disruptions including additional regulatory actions impacting international trade such as tariffs, and other macroeconomic risks and uncertainties. The outlook shown below assumes no material deterioration to the Company’s current business operations as a result of such factors.

The Company is providing the following outlook for the 53 weeks ending January 3, 2026. The Company estimates the 53rd week of fiscal 2025 will contribute approximately $35 million to net revenue, and approximately $3 million to adjusted operating income.

Fiscal 2025 Outlook
New Stores	30-35
Adjusted Comparable Store Sales Growth(1)(2)	0.5% - 3.5%
Net Revenue	$1.901 billion - $1.955 billion
Adjusted Operating Income(2)	$73 million - $88 million
Adjusted Diluted EPS(2)(3)	$0.52 - $0.64
Depreciation and Amortization(4)	$93 million - $96 million
Interest(5)	$17 million - $19 million
Tax Rate(6)	27%
Capital Expenditures	$90 million - $95 million

1 For the 52 weeks ending December 27, 2025.
2 Refer to “Non-GAAP Financial Measures” below for more information.
3 Assumes approximately 79 million shares.
4 Includes amortization of acquisition intangibles of approximately $0.7 million, which is excluded in the definition of Adjusted Operating Income.
5 Before the impact of gains or losses on change in fair value of derivatives and charges related to debt discounts and deferred financing costs.
6 Excluding the impact of vesting of restricted stock units and stock option exercises.
The fiscal 2025 outlook information provided in this release includes Adjusted Operating Income and Adjusted Diluted EPS guidance. The Company is not able to reconcile these forward-looking non-GAAP measures to GAAP without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of certain items and unanticipated events, including taxes and non-recurring items, which would be included in GAAP results.

Conference Call Details
The Company will host a conference call to discuss the fourth quarter 2024 financial results and fiscal-year 2025 guidance today, February 26, 2025, at 8:00 a.m. Eastern Time. To pre-register for the conference call and obtain a dial-in number and passcode please refer to the “Investors” section of the Company's website at www.nationalvision.com/investors. A live audio webcast of the conference call will be available on the “Investors” section of the Company’s website www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.
About National Vision Holdings, Inc.
National Vision Holdings, Inc. (NASDAQ: EYE) is one of the largest optical retail companies in the United States with over 1,200 stores in 38 states and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the company operates four retail brands: America’s Best, Eyeglass World, and Vista Opticals inside select Fred Meyer stores and on select military bases, and an e-commerce website DiscountContacts.com, offering a variety of products and services for customers’ eye care needs. For more information, please visit www.nationalvision.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements contained under “Fiscal 2025 Outlook” as well as other statements related to our current beliefs and expectations regarding the performance of our industry, the Company’s strategic direction, market position, prospects including remote medicine and optometrist recruiting and retention initiatives, and future results. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Caution should be taken not to place undue reliance on any forward-looking statement as such statements speak only as of the date when made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements are not guarantees and are subject to various risks and uncertainties, which may cause actual results to differ materially from those implied in forward-looking statements. Such factors include, but are not limited to, market volatility, an overall decline in the health of the economy, global macroeconomic conditions and other factors may affect consumer spending or behavior, which could materially harm our sales, profitability and financial condition; we may not be successful in implementing our transformation initiatives, or in anticipating the impact of important strategic initiatives, and our plans for implementing such initiatives may be altered or delayed due to various factors, which may have an adverse impact on our business and financial results; failure to recruit and retain vision care professionals for in-store roles or to provide remote care offerings could adversely affect our business, financial condition and results of operations; the optical retail industry is highly competitive, and if we do not compete successfully, our business may be adversely impacted; our success depends upon our marketing, advertising and promotional efforts and if we are unable to implement them successfully or efficiently, or if our competitors are more effective than we are, we may experience a material adverse effect on our business, financial condition and results of operations; our success depends substantially on the value of our owned brands, and failure to maintain, protect, and enhance their value could have a negative impact on our business, financial condition, and results of operations; if we fail to open and operate new stores (including as a result of store conversions) in a timely and cost-effective manner or fail to successfully enter new markets, our financial performance could be materially and adversely affected; our growth is dependent on our ability to increase sales in existing stores and to successfully reinvest in existing stores; if we are unable to successfully implement our pricing strategies, it could have an adverse impact on our business; we are a low-cost provider and our business model relies on the low cost of inputs, and factors such as wage rate increases, inflation, cost increases, increases in the price of raw materials and energy prices could have a material adverse effect on our business, financial condition and results of operations; we require significant capital to fund our expanding business including updating our Enterprise Resource Planning (“ERP”) and Customer Relationship Management (“CRM”), and other technological, systems and capabilities; our growth strategy could strain our existing resources and cause the performance of our existing stores to suffer; we are subject to risks associated with leasing substantial amounts of space, including future increases in occupancy costs; our e-commerce and omni-channel business faces distinct risks, and our failure to successfully manage those risks could have a negative impact on our profitability; if we fail to retain our existing senior management team or attract qualified new personnel such failure could have a material adverse effect on our business, financial condition and results of operations; our operating results and inventory levels fluctuate on a seasonal basis; catastrophic events, including changing climate and weather patterns leading to severe weather and natural disasters may cause significant business interruptions and expenditures; certain technological advances, greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, or future drug development for the correction of vision-related problems may reduce the demand for our products and adversely impact our business and profitability; our profitability and cash flows may be negatively affected if we are not successful in managing our inventory balances and inventory shrinkage; we depend on our distribution centers and optical laboratories and the loss of, or disruption in the operations of, one or more of these facilities may adversely affect our ability to process and fulfill customer orders and deliver our products in a timely manner, or at all, and may result in quality issues, which would adversely affect our reputation, our business and our profitability; if the performance of our Host brands declines or we are unable to maintain or extend our operating relationships with our Host partners, our business, profitability and cash flows may be adversely affected and we may be required to incur impairment charges; the termination of our partnership with Walmart has had, and may continue to have, an impact on our business, revenues, profitability and cash flows, which impact could be material; we may incur losses arising from our investments in technological innovators in the optical retail industry, including artificial intelligence, which would negatively affect our financial results; sustainability issues, including those related to climate change, could have a material adverse effect on our business, financial condition and results of operations; our future operational success depends on our ability to develop, maintain and extend relationships with managed vision care companies, vision insurance providers and other third-party payors; we face risks associated with vendors from whom our products are sourced and are dependent on a limited number of suppliers; we rely heavily on our information technology systems, as well as those of our vendors, for our business to effectively operate and to safeguard confidential information and any significant failure, inadequacy, interruption or security breach could adversely affect our business, financial condition and operations; we rely on third-party coverage and reimbursement, including government programs, for an increasing portion of our revenues, the future reduction of which could adversely affect our results of operations; we are subject to extensive state, local and federal vision care and healthcare laws and regulations and failure to adhere to such laws and regulations would adversely affect our business; we are subject to managed vision care laws and regulations and failure to adhere to such laws and regulations would adversely affect our business; we are subject to rapidly changing and increasingly stringent laws, regulations, contractual obligations, and industry standards relating to privacy, data security and data protection, which could subject us to liabilities that adversely affect our business, operations and financial performance; we could be adversely affected by product liability, product recall or personal injury issues; failure to comply with laws, regulations and enforcement activities or changes in statutory, regulatory, accounting and other legal requirements could potentially impact our operating and financial results; adverse judgments or settlements resulting from legal proceedings relating to our business operations could materially adversely affect our business, financial condition and results of operations; we may not be able to adequately protect our intellectual property, which could harm the value of our brand and adversely affect our business; we have a significant amount of indebtedness which could adversely affect our business and financial position, including by limiting our business flexibility and preventing us from meeting our debt obligations; a change in interest rates may adversely affect our business; our credit agreement contains restrictions that limit our flexibility in operating our business; conversion of the 2025 Notes could dilute the ownership interest of existing stockholders or may otherwise depress the price of our common stock; and risks related to owning our common stock, including our ability to comply with requirements to design and implement and maintain effective internal controls. Additional information about these and other factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found in filings by National Vision with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.
Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted Operating Income,” “Adjusted Operating Margin,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Diluted EPS,” “Adjusted Comparable Stores Sales Growth,” “Adjusted SG&A,” and “Adjusted SG&A Percent of Net Revenue.” We believe EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A, and Adjusted SG&A Percent of Net Revenue assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.
To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.
EBITDA: We define EBITDA from continuing operations as net income (loss), minus income (loss) from discontinued operations, net of tax, plus interest expense (income), net, income tax provision (benefit), and depreciation and amortization.
Adjusted Operating Income: We define Adjusted Operating Income from continuing operations as net income (loss), minus income (loss) from discontinued operations, net of tax, plus interest expense (income), net and income tax provision (benefit), further adjusted to exclude stock-based compensation expense, (gain) loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, Enterprise Resource Planning (“ERP”) and Customer Relationship Management ("CRM") implementation expenses and certain other expenses.
Adjusted Operating Margin: We define Adjusted Operating Margin from continuing operations as Adjusted Operating Income from continuing operations as a percentage of total net revenue.
Adjusted EBITDA: We define Adjusted EBITDA from continuing operations as net income (loss), minus income (loss) from discontinued operations, net of tax, plus interest expense (income), net, income tax provision (benefit) and depreciation and amortization, further adjusted to exclude stock-based compensation expense, (gain) loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, ERP and CRM implementation expenses and certain other expenses.
Adjusted EBITDA Margin: We define Adjusted EBITDA Margin from continuing operations as Adjusted EBITDA from continuing operations as a percentage of total net revenue.
Adjusted Diluted EPS: We define Adjusted Diluted EPS from continuing operations as diluted earnings (loss) per share, minus diluted earnings per share from discontinued operations, adjusted for the per share impact of stock-based compensation expense, (gain) loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, amortization of debt discounts and deferred financing costs of our term loan borrowings, amortization of the conversion feature and deferred financing costs related to our 2025 Notes when not required under U.S. GAAP to be added back for diluted earnings (loss) per share, derivative fair value adjustments, ERP and CRM implementation expenses, certain other expenses, and related tax effects.

Adjusted SG&A: We define Adjusted SG&A from continuing operations as SG&A from continuing operations adjusted to exclude stock-based compensation expense, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, ERP and CRM implementation expenses, and certain other expenses.
Adjusted SG&A Percent of Net Revenue: We define Adjusted SG&A Percent of Net Revenue from continuing operations as Adjusted SG&A from continuing operations as a percentage of total net revenue.
Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e. when the order is placed and paid for or submitted to a managed care payor, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation during the 13th full fiscal month following the store’s opening; (iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are excluded when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation. There may be variations in the way in which some of our competitors and other retailers calculate comparable store sales. As a result, our adjusted comparable store sales may not be comparable to similar data made available by other retailers.
EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A, Adjusted SG&A Percent of Net Revenue and Adjusted Comparable Store Sales Growth are not recognized terms under U.S. GAAP and should not be considered as an alternative to net income or the ratio of net income to net revenue as a measure of financial performance, SG&A, the ratio of SG&A to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with U.S. GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.
Please see “Reconciliation of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

National Vision Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
In Thousands, Except Par Value

	As of December 28, 2024	As of December 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$73,948	$149,896
Accounts receivable, net	49,938	86,854
Inventories	93,918	119,908
Prepaid expenses and other current assets	32,024	40,012
Total current assets	249,828	396,670

Noncurrent assets
Property and equipment, net	362,175	360,187
Goodwill	698,305	717,544
Trademarks and trade names	240,547	240,547
Other intangible assets, net	8,269	20,173
Right of use assets	408,589	406,275
Other assets	40,058	28,336
Noncurrent assets of discontinued operations	—	2,779
Total noncurrent assets	1,757,943	1,775,841
Total assets	$2,007,771	$2,172,511

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53,643	$67,556
Other payables and accrued expenses	109,036	123,288
Unearned revenue	42,002	48,117
Deferred revenue	62,507	62,867
Current maturities of long-term debt and finance lease obligations	101,392	10,480
Current operating lease obligations	99,694	85,090
Current liabilities of discontinued operations	—	302
Total current liabilities	468,274	397,700

Noncurrent liabilities:
Long-term debt and finance lease obligations, less current portion and debt discount	248,610	450,771
Noncurrent operating lease obligations	366,335	376,814
Deferred revenue	22,082	21,459
Other liabilities	8,228	8,465
Deferred income taxes, net	77,909	87,884
Total noncurrent liabilities	723,164	945,393
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 85,444 and 84,831 shares issued as of December 28, 2024 and December 30, 2023, respectively; 78,775 and 78,311 shares outstanding as of December 28, 2024 and December 30, 2023, respectively	854	848
Additional paid-in capital	807,048	788,967
Accumulated other comprehensive loss	—	(419)
Retained earnings	226,117	254,616
Treasury stock, at cost; 6,669 and 6,520 shares as of December 28, 2024 and December 30, 2023, respectively	(217,686)	(214,594)
Total stockholders’ equity	816,333	829,418
Total liabilities and stockholders’ equity	$2,007,771	$2,172,511

National Vision Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive (Loss) Income
In Thousands, Except Earnings Per Share

	Three Months Ended		Fiscal Year
	December 28, 2024 (Unaudited)	December 30, 2023 (Unaudited)	2024	2023
Revenue:
Net product sales	$349,933	$336,330	$1,463,139	$1,423,229
Net sales of services and plans	87,345	84,623	360,181	333,142
Total net revenue	437,278	420,953	1,823,320	1,756,371
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	102,385	100,725	433,194	424,011
Services and plans	82,616	83,652	330,862	310,644
Total costs applicable to revenue	185,001	184,377	764,056	734,655
Operating expenses:
Selling, general and administrative expenses	233,052	225,642	938,524	904,757
Depreciation and amortization	22,746	23,353	91,349	89,874
Asset impairment	22,150	—	39,851	2,699
Other expense (income), net	(100)	(1)	(101)	(104)
Total operating expenses	277,848	248,994	1,069,623	997,226
Income (loss) from operations	(25,571)	(12,418)	(10,359)	24,490
Interest expense, net	4,624	3,914	16,184	14,339
(Gain) loss on extinguishment of debt	—	599	(859)	599
Earnings (loss) before income taxes	(30,195)	(16,931)	(25,684)	9,552
Income tax provision (benefit)	(758)	(2,192)	1,481	6,006
Income (loss) from continuing operations, net of tax	$(29,437)	$(14,739)	$(27,165)	$3,546
Income (loss) from discontinued operations, net of tax	$846	$(1,248)	$(1,334)	$(69,447)
Net income (loss)	$(28,591)	$(15,987)	$(28,499)	$(65,901)

Basic Earnings (loss) per share:
Continuing operations	$(0.37)	$(0.19)	$(0.35)	$0.05
Discontinued operations	$0.01	$(0.02)	$(0.02)	$(0.89)
Total	$(0.36)	$(0.20)	$(0.36)	$(0.84)
Diluted Earnings (loss) per share:
Continuing operations	$(0.37)	$(0.19)	$(0.35)	$0.05
Discontinued operations	$0.01	$(0.02)	$(0.02)	$(0.88)
Total	$(0.36)	$(0.20)	$(0.36)	$(0.84)

Weighted average shares outstanding:
Basic	78,754	78,269	78,592	78,313
Diluted	78,754	78,269	78,592	78,596

Comprehensive income (loss):
Net income (loss)	$(28,591)	$(15,987)	$(28,499)	$(65,901)
Unrealized gain on hedge instruments	—	256	548	1,019
Tax provision of unrealized gain on hedge instruments	—	64	129	259
Comprehensive income (loss)	$(28,591)	$(15,795)	$(28,080)	$(65,141)

Note: Diluted EPS related to the 2025 Notes is calculated using the if-converted method. The 2025 Notes were anti-dilutive for all periods disclosed above and therefore, excluded from the computation of the weighted average shares for diluted EPS. Some of the EPS totals in the table above may not foot due to rounding differences.

National Vision Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
In Thousands

	Fiscal Year 2024	Fiscal Year 2023
Cash flows from operating activities:
Net income (loss)	$(28,499)	$(65,901)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	92,680	98,252
Amortization of debt discount and deferred financing costs	2,121	3,351
Amortization of cloud computing implementation costs	6,402	3,170
Asset impairment	40,099	82,413
Deferred income tax expense (benefit)	(9,975)	(5,989)
Stock-based compensation expense	16,708	20,174
Losses (gains) on change in fair value of derivatives	(34)	(1,274)
Inventory adjustments	4,391	3,707
Other	(1,013)	3,891
Changes in operating assets and liabilities:
Accounts receivable	36,399	(7,817)
Inventories	21,598	(457)
Operating lease right of use assets and liabilities	(2,321)	524
Other assets	(7,286)	(3,171)
Accounts payable	(13,913)	2,280
Deferred and unearned revenue	(5,852)	7,401
Other liabilities	(17,856)	32,479
Net cash provided by operating activities	133,649	173,033
Cash flows from investing activities:
Purchase of property and equipment	(95,505)	(114,774)
Other	(589)	(1,048)
Net cash used for investing activities	(96,094)	(115,822)
Cash flows from financing activities:
Repayments on long-term debt	(222,064)	(103,000)
Proceeds from issuance of long-term debt	115,000	—
Proceeds from issuance of common stock	1,507	1,837
Purchase of treasury stock	(3,092)	(28,415)
Payments of debt issuance costs	(1,703)	(3,312)
Payments on finance lease obligations	(2,993)	(3,918)
Net cash used for financing activities	(113,345)	(136,808)
Net change in cash, cash equivalents and restricted cash	(75,790)	(79,597)
Cash, cash equivalents and restricted cash, beginning of year	151,027	230,624
Cash, cash equivalents and restricted cash, end of year	$75,237	$151,027

Supplemental cash flow disclosure information:
Cash paid for interest	$13,398	$11,735
Cash paid for taxes	$6,332	$7,571
Capital expenditures accrued at the end of the period	$9,248	$5,412

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of Non-GAAP to GAAP Financial Measures
In Thousands, Except Earnings Per Share
(Unaudited)

Reconciliation of Adjusted Operating Income from Continuing Operations to Net Income (loss)

In thousands	Three Months Ended December 28, 2024	Three Months Ended December 30, 2023	Fiscal Year 2024	Fiscal Year 2023
Net income (loss)	$(28,591)	$(15,987)	$(28,499)	$(65,901)
Income (loss) from discontinued operations, net of tax	846	(1,248)	(1,334)	(69,447)
Income (loss) from continuing operations, net of tax	(29,437)	(14,739)	(27,165)	3,546
Interest expense, net	4,624	3,914	16,184	14,339
Income tax provision (benefit)	(758)	(2,192)	1,481	6,006
Stock-based compensation expense (a)	4,929	4,883	16,708	19,203
(Gain) loss on extinguishment of debt (b)	—	599	(859)	599
Asset impairment (c)	22,150	—	39,851	2,699
Litigation settlement (d)	—	—	4,450	—
ERP and CRM implementation expenses (g)	1,529	311	5,990	484
Other (h)	191	4,484	8,849	7,018
Adjusted Operating Income (loss) from continuing operations	$3,228	$(2,740)	$65,489	$53,894

Net income (loss) margin from continuing operations, net of tax	(6.7)%	(3.5)%	(1.5)%	0.2%
Adjusted Operating Margin from continuing operations	0.7%	(0.7)%	3.6%	3.1%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding.

Reconciliation of EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations to Net Income (loss)

In thousands	Three Months Ended December 28, 2024	Three Months Ended December 30, 2023	Fiscal Year 2024	Fiscal Year 2023
Net income (loss)	$(28,591)	$(15,987)	$(28,499)	$(65,901)
Income (loss) from discontinued operations, net of tax	846	(1,248)	(1,334)	(69,447)
Income (loss) from continuing operations, net of tax	(29,437)	(14,739)	(27,165)	3,546
Interest expense, net	4,624	3,914	16,184	14,339
Income tax provision (benefit)	(758)	(2,192)	1,481	6,006
Depreciation and amortization	22,746	23,353	91,349	89,874
EBITDA from continuing operations	(2,825)	10,336	81,849	113,765

Stock-based compensation expense (a)	4,929	4,883	16,708	19,203
(Gain) loss on extinguishment of debt (b)	—	599	(859)	599
Asset impairment (c)	22,150	—	39,851	2,699
Litigation settlement (d)	—	—	4,450	—
ERP and CRM implementation expenses (g)	1,529	311	5,990	484
Other (h)	22	4,103	7,536	5,487
Adjusted EBITDA from continuing operations	$25,805	$20,232	$155,525	$142,237

Net income (loss) margin from continuing operations, net of tax	(6.7)%	(3.5)%	(1.5)%	0.2%
Adjusted EBITDA Margin from continuing operations	5.9%	4.8%	8.5%	8.1%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding.

Reconciliation of Adjusted Diluted EPS from Continuing Operations to Diluted EPS

In thousands, except per share amounts	Three Months Ended December 28, 2024	Three Months Ended December 30, 2023	Fiscal Year 2024	Fiscal Year 2023
Diluted EPS	$(0.36)	$(0.20)	$(0.36)	$(0.84)
Diluted EPS from discontinued operations	0.01	(0.02)	(0.02)	(0.88)
Diluted EPS from continuing operations	(0.37)	(0.19)	(0.35)	0.05
Stock-based compensation expense (a)	0.06	0.06	0.21	0.24
(Gain) loss on extinguishment of debt (b)	—	0.01	(0.01)	0.01
Asset impairment (c)	0.28	—	0.51	0.03
Litigation settlement (d)	—	—	0.06	—
Amortization of debt discounts and deferred financing costs (e)	0.00	0.01	0.03	0.04
Derivative fair value adjustments (f)	—	0.05	0.08	0.12
ERP and CRM implementation expenses (g)	0.02	0.00	0.08	0.01
Other (h)	0.00	0.06	0.11	0.09
Tax effects(i)	(0.03)	(0.04)	(0.19)	(0.12)
Adjusted Diluted EPS from continuing operations	$(0.04)	$(0.04)	$0.52	$0.47

Weighted average diluted shares outstanding	78,754	78,269	78,592	78,596
Note: Some of the totals in the table above do not foot due to rounding differences.
Reconciliation of Adjusted SG&A from Continuing Operations to SG&A from Continuing Operations

In thousands	Three Months Ended December 28, 2024	Three Months Ended December 30, 2023	Fiscal Year 2024	Fiscal Year 2023
SG&A from continuing operations	$233,052	$225,642	$938,524	$904,757
Stock-based compensation expense (a)	4,929	4,883	16,708	19,203
Litigation settlement (d)	—	—	4,450	—
ERP and CRM implementation expenses (g)	1,529	311	5,990	484
Other (h)	37	4,178	7,494	5,491
Adjusted SG&A from continuing operations	$226,557	$216,270	$903,882	$879,579

SG&A from continuing operations Percent of Net Revenue	53.3%	53.6%	51.5%	51.5%
Adjusted SG&A from continuing operations Percent of Net Revenue	51.8%	51.4%	49.6%	50.1%
Note: Percentages reflect line item as a percentage of net revenue.
(a)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and performance vesting conditions.
(b)Reflects the extinguishment (gain) loss related to the repurchase of the 2025 Notes of $217.7 million during fiscal year 2024 and $100.0 million during the three and twelve months ended December 30, 2023.
(c)Reflects write-off related to non-cash impairment charges, primarily impairment of Eyeglass World goodwill, Fred Meyer contracts and relationship asset, and impairment of property, equipment and lease-related assets on closed or underperforming stores and certain store closure decisions made as part of the Company’s store optimization review.
(d)Expenses associated with settlement of certain litigation.
(e)Amortization of deferred financing costs and other non-cash charges related to our debt. We adjust for amortization of deferred financing costs related to the 2025 Notes only when adjustment for these costs is not required in the calculation of diluted earnings per share under U.S. GAAP.
(f)The adjustments for the derivative fair value (gains) and losses have the effect of adjusting the (gain) or loss for changes in the fair value of derivative instruments and amortization of AOCL for derivatives not designated as accounting hedges. This results in reflecting derivative (gains) and losses within Adjusted Diluted EPS during the period the derivative is settled.
(g)Costs related to the Company’s ERP and CRM implementation.
(h)Other adjustments include amounts that management believes are not representative of our operating performance (amounts in brackets represent reductions in Adjusted Operating Income, Adjusted Diluted EPS and Adjusted EBITDA), which are primarily related to costs associated with the digitization of paper-based records of $5.8 million and $2.2 million for fiscal years 2024 and 2023, respectively, costs related to an early lease termination of $0.3 million and $0.7 million for the three and twelve months ended December 28, 2024, respectively, and other expenses and adjustments. Other adjustments for both Adjusted Operating Income and Adjusted Diluted EPS include amortization of the increase in carrying values of finite-lived intangible assets resulting from the application of purchase accounting following the acquisition of the Company by affiliates of KKR & Co. Inc. Adjusted Diluted EPS is also adjusted to include debt issuance costs. Other adjustments for Adjusted SG&A exclude gains and losses on other investments and optometrist-related store optimization costs.

(i)Represents the income tax effect of the total adjustments at our combined statutory federal and state income tax rates, excluding a portion of Eyeglass World goodwill impairment charge, which was disallowed for income tax purposes, and including tax expense (benefit) from stock-based compensation.

Reconciliation of Adjusted Comparable Store Sales Growth to Total Comparable Store Sales Growth

	Comparable store sales growth from continuing operations (a)
	Three Months Ended December 28, 2024	Three Months Ended December 30, 2023	Fiscal Year 2024	Fiscal Year 2023	2025 Outlook (b)
Owned & Host segment
America’s Best	2.0%	7.2%	1.8%	4.0%
Eyeglass World	(1.7)%	1.2%	(2.2)%	(1.0)%
Military	0.2%	5.1%	(0.5)%	3.0%
Fred Meyer	(2.1)%	(0.2)%	(4.5)%	(4.6)%

Total comparable store sales growth from continuing operations	2.6%	6.6%	1.9%	3.4%	0.5% - 3.5%
Adjustments for effects of: (b)
Unearned & deferred revenue	(1.1)%	(0.3)%	(0.6)%	(0.1)%	(0.5)%
Adjusted Comparable Store Sales Growth from continuing operations	1.5%	6.3%	1.3%	3.3%	0.0% - 3.0%
(a)Total comparable store sales from continuing operations is calculated based on consolidated net revenue from continuing operations excluding the impact of (i) other segments revenue, (ii) sales from stores opened less than 13 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month, and (v) if applicable, the impact of a 53rd week in a fiscal year. Brand-level comparable store sales growth is calculated based on cash basis revenues consistent with what the CODM reviews, and consistent with reportable segment revenues presented in Note 16. “Segment Reporting” in our consolidated financial statements.
(b)Adjusted Comparable Store Sales Growth from continuing operations includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in the following changes from total comparable store sales growth based on consolidated net revenue from continuing operations; with respect to the Company’s 2025 Outlook, Adjusted Comparable Store Sales Growth includes an estimated 0.5% decrease for the effect of deferred and unearned revenue as if such revenues were earned at the point of sale.

Investor Contact:
investor.relations@nationalvision.com

National Vision Holdings, Inc.
Tamara Gonzalez

ICR, Inc.
Caitlin Churchill

Media Contact:
media@nationalvision.com